Ex. (p)(24)

Spears Abacus Advisors LLC

August 2011

CONDUCT OF SUPERVISED PERSONS

Introduction

We have adopted and implemented the following code of ethics and insider-trading policy that describes the conditions under which Access Persons (as defined below) and persons related to Access Persons may engage in personal securities transactions. The code of ethics and the insider-trading policy seek to ensure that Access Persons and their related persons do not use (1) knowledge of actual or prospective client transactions to the detriment of clients or (2) material nonpublic information about a company or market.

Our firm and our Supervised Persons have a fiduciary duty to place the interests of our clients first. We also value our good reputation and integrity. As a result, we expect each Supervised Person to place the firm and our clients above his own self-interest and to conduct himself with the highest standards of ethical conduct. Supervised Persons are expected to avoid any actual or potential conflicts of interest or the appearance of a conflict of interest, and they are expected not to abuse their position of trust and responsibility.

We have adopted the code of ethics and the insider-trading policy in order to provide rules to govern (1) the conduct of Supervised Persons at work and the conditions under which they may engage in activities outside of their association with the firm, (2) the conditions under which Access Persons and their Affiliated Persons (as defined below) may effect personal securities transactions, and (3) the manner in which Supervised Persons should conduct themselves when in possession of nonpublic information.

Rule 204A-1 under the Advisers Act defines an “Access Person” as any Supervised Person (1) who has access to nonpublic information regarding any client purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable Fund, or (2) who is involved in making securities recommendations to clients or who has access to such nonpublic recommendations. A “Reportable Fund” is any registered investment company (such as a mutual fund, a unit investment trust, a closed-end fund, or an exchange-traded fund) for which we serve as an investment advisor or sub-advisor or whose investment advisor or principal underwriter controls, is controlled by, or is under common control with the firm within the meaning of section 2(a)(9) of the Investment Company Act. We serve as investment advisor to The BeeHive Fund (the “Fund“), which is a separate series of Forum Funds, an investment company registered under the Investment Company Act. Consequently, the Fund is a Reportable Fund.

Our managers, officers, and members are presumed by rule 204A-1 to be Access Persons. In addition, pursuant to rule 17j-1 under the Investment Company Act, Access Person is defined to include advisory persons, which covers not only our managers, officers, and members but also (a) Supervised Persons whose regular functions and duties put them in contact with information about securities purchased for the Fund, (b) Supervised Persons who make investment recommendations relating to the Fund, and (c) natural persons who have a control relationship to the Fund or our firm and who obtain information concerning investment recommendations made to the Fund. As a matter of best practice, we consider all Supervised Persons to be Access Persons, and we require all Supervised Persons to report to the CCO with respect to their personal securities holdings. As a result, those persons whom we consider to be Access Persons for purposes of this code of ethics include all who would be considered Access Persons under the definitions in the Advisers Act and the Investment Company Act.

An “Affiliated Person” of an Access Person includes:

•The spouse or domestic partner of an Access Person;

•The minor children and any other persons living in the same household as the Access Person;

•A trust of which an Access Person or a person described in the first or second category is a trustee, the settlor (if the settlor has the ability to direct the terms of the trust once created), or a person with full or partial investment control, so long as a beneficiary of the trust is either an Access Person or a person described in the first or second category;

•A partnership or other entity that is controlled (either wholly or in part) by an Access Person, of which an Access Person or a person described in the first or second category owns more than five percent, or in which an Access Person or a person described in first or second category has or shares investment control; and

•Any other person or entity deemed by the CCO to be an Affiliated Person.

Code of Ethics

Background

Investment advisors are fiduciaries that owe undivided loyalty to their clients. Investment advisors are trusted to represent the interests of their clients in many matters, and advisors should hold themselves to the highest standard of fairness in all such matters. Rule 204A-1 under the Advisers Act requires each registered investment advisor to adopt and implement a written code of ethics that contains provisions regarding the fiduciary duty of the advisor to its clients, compliance with all applicable federal securities laws, reporting and review of personal securities transactions and holdings, reporting violations of the code, and the provision of the code to all supervised persons.

Risks

In developing these policies and procedures, we considered the material risks associated with administering our code of ethics. This analysis includes risks such as:

•Supervised Persons may not understand the fiduciary duty that they and our firm owes to clients;

•Supervised Persons may fail to identify and comply with applicable federal securities laws;

•Supervised Persons may not report personal securities transactions;

•Supervised Persons may trade personal accounts ahead of client accounts;

•Supervised Persons may allocate profitable trades to personal accounts or unprofitable trades to client accounts;

•Violations of the federal securities laws, the code of ethics, or the policies and procedures set forth in this compliance manual may not be reported to the CCO or other appropriate supervisory personnel;

•We may not provide the code of ethics and any amendments to all Supervised Persons;

•We may not retain written acknowledgments that Supervised Persons have received the code of ethics and any amendments;

•Supervised Persons may place trades in personal or client accounts based on material nonpublic information;

•Supervised Persons may pass on material nonpublic information to others; and

•Supervised Persons may not be aware of what constitutes material nonpublic information.

We have established the following guidelines to mitigate these risks.

Duties of CCO

The CCO is responsible for administering the code of ethics. Any questions or concerns with regard to the code of ethics, including violations, should be promptly brought to the attention of the CCO.

Notwithstanding anything to the contrary in this compliance manual, the CCO, or in her absence a person duly authorized to take her place, (1) may refuse to authorize a personal transaction that is permitted by the code of ethics if she determines that the transaction would be inappropriate under the circumstances and (2) may approve a personal transaction that is proscribed by the code of ethics or that is not addressed in this compliance manual if she determines that the transaction would not be adverse to the interests of our clients and does not create an actual or potential conflict of interest or the appearance of a conflict of interest. Notwithstanding the foregoing, the CCO or another authorized person may waive only provisions of the code of ethics that are not required by rule 204A-1 under the Advisers Act or rule 17j-1 under the Investment Company Act, and the basis for such action should be set forth in a writing maintained in our files.

Duties of Supervised Persons and Access Persons

Each Supervised Person should act on our behalf in a manner that complies with all laws and regulations under which we operate, including without limitation the federal securities laws. For these purposes, the federal securities laws include the Advisers Act, the Investment Company Act, the Securities Act of 1933, the Securities Exchange Act of 1934, Title V of the Gramm-Leach-Bliley Act (1999) regarding privacy, and any rules adopted under these statutes.

Nonpublic information regarding the firm and its business, Supervised Persons, clients, suppliers, or vendors is confidential. Except in connection with the performance of their duties, Supervised Persons may neither disclose this information nor use it for trading in securities or for other personal gain so long as they are, and after they cease to be, Supervised Persons. A Supervised Person who becomes aware, directly or indirectly, of a violation of the code of ethics, the insider-trading policy, or a related law or rule should report the violation promptly to the CCO. Further, Supervised Persons should promptly comply with the annual compliance certification procedure established by the CCO.

As discussed below under “Reporting,” Access Persons are required to submit quarterly reports regarding personal securities holdings and transactions on behalf of themselves and their Affiliated Persons. The CCO establishes the format for these reports based on the requirements of the rules under the Advisers Act and the Investment Company Act.

Code of Conduct

All personal securities transactions should be conducted in compliance with the code of ethics and the insider-trading policy and in such a manner as to avoid any actual or potential conflict of interest, any appearance of a conflict of interest, or any abuse of our position of trust and responsibility. Supervised Persons should resolve any doubt as to the meaning of the code of ethics or the insider-trading policy in favor of the highest standards of ethical conduct. The code of ethics and the insider-trading policy do not identify all possible ethical requirements, and literal compliance with each of the specific provisions in the code of ethics will not shield a Supervised Person from liability for personal trading or other conduct that violates our fiduciary duty to our clients.

We encourage each Supervised Person to consult in advance with the CCO regarding any question concerning the propriety or reasonableness of a prospective transaction governed by the code of ethics or the insider-trading policy.

Personal Securities Transactions

The firm and each Access Person owe our clients a duty of loyalty and a duty of care. While we permit Access Persons and their Affiliated Persons to engage in personal securities transactions, we recognize that these transactions involve the potential for conflicts of interest.

In general, an Access Person and his Affiliated Persons may not purchase or sell securities for their own accounts prior to our recommending the securities to, or purchasing or selling the securities for, our clients if the purchase or sale might disadvantage our clients in terms of the price of the security. This practice is sometimes called front running.

Furthermore, neither an Access Person nor his Affiliated Persons may misappropriate the investment opportunity of a client. By way of illustration, an Access Person may not purchase or sell securities for his own account if the purchase or sale would preclude or hinder our clients from purchasing or selling securities that we would otherwise have recommended to or purchased or sold for them.

We have established the following guidelines and restrictions with respect to personal securities transactions:

1.    Access Persons and their Affiliated Persons may generally have accounts holding securities through the firm or elsewhere, so long as these accounts are promptly reported to the CCO. For these purposes, securities include equity securities, debt securities, securities of Reportable Funds (including the Fund), and certain derivatives and options (except options on futures). The term also includes securities that are being offered in an initial public offering and securities to be acquired in a private offering pursuant to Regulation D under or sections 4(2) or 4(6) of the Securities Act of 1933, including securities of private hedge funds and private equity funds. If securities are not held in an account at a broker-dealer or bank, the Access Person is required to provide to the CCO quarterly reports in the form that she establishes with respect to transactions.

2.    It is our policy that neither an Access Person nor his Affiliated Persons may effect a personal securities transaction other than a purchase or sale of securities of the Fund, unless the CCO, William Spears, and Robert Raich specifically authorize the transaction in advance. Our traders maintain written logs of clearance requests. Unless the CCO expressly states otherwise, obtaining clearance enables the Access Person or his Affiliated Person to place an order on the date of the clearance only. If the transaction is not completed on the date of the clearance, a fresh clearance is required before further trading occurs.

3.    An Access Person or his Affiliated Persons may execute a personal transaction in equity securities only on a day when, to the actual knowledge of the Access Person, the firm does not have an order pending for the accounts of our clients in the same security. Bond transactions for personal accounts that we manage may be aggregated with client orders.

4.    Neither a Supervised Person nor his Affiliated Persons may knowingly effect any transaction in a security (including without limitation short-selling and the use of put and call options) that has an economic effect opposite to (a) a discretionary client transaction on the same day or (b) the portfolio holding of any client, unless in each case prior to the transaction, the Supervised Person makes such a request to the CCO, specifying the reasons and justification for the transaction, and the CCO authorizes the transaction based upon a determination that the transaction does not disadvantage our clients and does not create a real or potential conflict of interest or the appearance of a conflict of interest. The CCO will maintain a written record of the request and her response.

5.    No Access Person may, directly or indirectly, invest in any business, partnership, sole proprietorship, or joint venture that directly or indirectly competes with services provided by the firm, unless the investment represents a passive and insignificant ownership in a publicly traded company. The making of any such investment is subject to this code of ethics.

Reporting

Each Access Person is required to submit to the CCO a quarterly report regarding all Reportable Transactions (as defined below) executed by, and Reportable Securities (as defined below) owned by, the Access Person and his Affiliated Persons. The report should be submitted within thirty days following the end of each calendar quarter. An Access Person should notify the CCO of any Covered Account (as defined below) held or established during the quarter by him or his Affiliated Persons using this quarterly report. Each newly hired Access Person is required to submit an initial report disclosing all Reportable Securities held by the Access Person and all of his Affiliated Persons. This report should be submitted within ten days after the relationship between the Access Person and the firm commences.

“Reportable Transactions” are all transactions in securities except (1) transactions in accounts over which a person has no direct or indirect influence or control, such as an account managed by another investment advisor on a fully discretionary basis, (2) transactions effected pursuant to an automatic investment plan (such as a dividend reinvestment plan), and (3) transactions in securities that are not Reportable Securities.

“Reportable Securities” include all securities except (1) direct obligations of the United States government, (2) bankers’ acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt instruments, including repurchase agreements, and (3) shares issued by registered open-end investment companies (such as mutual funds) other than the Fund. Any investment plan or securities accounts that may be eligible for an exception should be brought to the attention of the CCO, who will determine whether an exception applies. In making this determination, the CCO may ask for supporting documentation, such as a copy of the automatic investment plan, a copy of the discretionary account management agreement, or a written certification from an unaffiliated investment advisor.

“Covered Account” means any securities account owned by an Access Person or his Affiliated Persons. A Covered Account includes but is not limited to (1) any personal securities account over which an Access Person has any direct or indirect influence or control, including any joint or tenant-in-common securities account in which he is a participant, (2) any securities account of any of the spouse, domestic partner, minor child, or other family member of an Access Person sharing the same household over which the Access Person has direct or indirect influence or control, (3) any securities account over which an Access Person acts as trustee, executor, or custodian or has similar powers of attorney for the benefit of himself or his spouse, domestic partner, minor child, or other family member sharing the same household and over which the Access Person has direct or indirect influence or control, and (4) any other securities account of which an Access Person or an Affiliated Person of the Access Person has Beneficial Ownership (as defined below), directly or indirectly, such as an investment club, and over which the Access Person has direct or indirect influence or control. “Beneficial Ownership” means having or sharing the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject security. An Access Person is deemed to have Beneficial Ownership of any security held by any member of his immediate family sharing the same household or held by a corporation or partnership that he controls.

Personal Trading Reviews

The policies and procedures in this code of ethics are designed to mitigate any potential material conflicts of interest associated with the personal trading activities of Access Persons. Accordingly, the CCO monitors the investment patterns of Access Person to detect potentially abusive behavior, such as frequent or short-term trading in any security, personal trading in securities of the Fund, trading opposite of client trades, trading ahead of clients, and trading that appears to be based on material nonpublic information.

The CCO reviews all reports submitted pursuant to the code of ethics for potentially abusive behavior. She compares the trading of Access Persons with client trades as necessary. Upon review, the CCO signs her name, notes the date on which the report is reviewed, and includes a written description of any issues noted. Any personal trading that appears abusive may result in further inquiry by the CCO and sanctions, up to and including dismissal. Margaret MacLennan monitors the personal securities transactions and reports of the CCO for compliance with this code of ethics.

Unlawful Acts in Relation to the Fund

In compliance with rule 17j-1(b) under the Investment Company Act, it is unlawful for any affiliated person of or any person who is a principal underwriter for the Fund, in connection with the purchase or sale, directly or indirectly, by the person of securities held or to be acquired by the Fund:

•To employ any device, scheme, or artifact to defraud the Fund;

•To make any untrue statement of a material fact to the Fund or to omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;

•To engage in any act, practice, or course of business that operates or would operate as a fraud or deceit on the Fund; or

•To engage in any manipulative practice with respect to the Fund.

Any activity by a Supervised Person that is prohibited by rule 17j-1(b) is treated as a violation of this code of ethics. If the CCO determines that a material violation may involve a fraudulent, deceptive, or manipulative act, she will report her findings to the chief compliance officer of Forum Funds.

Insider Trading

A Supervised Person is prohibited from trading, either personally or on behalf of others, on material nonpublic information and from communicating material nonpublic information to others in violation of the Insider Trading and Securities Fraud Enforcement Act of 1988. Any questions regarding this policy should be referred to the CCO.

Insider trading is not clearly defined in federal or state securities laws, but generally it refers to the use of material nonpublic information to trade in securities (whether or not one is an insider) or to communications of material nonpublic information to others. While the law concerning insider trading is not static, it is generally understood that the law prohibits:

•Trading by an insider on the basis of material nonpublic information;

•Trading by a non-insider on the basis of material nonpublic information, if the information either was disclosed to the non-insider in violation of the duty of an insider to keep it confidential or was misappropriated; and

•Communicating material nonpublic information to others.

Who is an Insider? Insider is broadly defined. It includes the officers, directors, and employees of a company. In addition, a person may be a temporary insider if he enters into a special confidential relationship with a company and, as a result, is given access to information that is intended solely for company purposes. A temporary insider may include, among others, the attorneys, accountants, consultants, and bank lending officers of a company and the employees of these organizations. In addition, we may become a temporary insider of a client company that we advise or for which we perform other services. If a client company expects our firm to keep disclosed nonpublic information confidential and the relationship implies such a duty, then our firm and Supervised Persons who have knowledge of the information will be considered insiders.

What is Material Information? Trading on insider information is not a basis for liability unless the information is material. Material information generally is defined as information that a reasonable investor would consider important in making an investment decision or information that is likely to have a substantial effect on the price of the securities of a company, regardless of whether the information is related directly to the business of the company. Information that Supervised Persons should consider material includes, but is not limited to, dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems, and extraordinary management developments.

What is Nonpublic Information? Information is nonpublic until it has been effectively communicated to the marketplace. For example, information found in a report filed with the SEC or appearing in the Wall Street Journal or other publications of general circulation is considered public information.

Penalties for Insider Trading

Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person may be subject to some or all of the penalties described below even if he does not personally benefit from the activities surrounding the violation. Penalties include civil injunctions, treble damages, disgorgement of profits, jail sentences, fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited, and fines for an employer or other controlling person of up to the greater of $1,000,000 and three times the amount of the profit gained or loss avoided.

Procedures to Implement Insider-Trading Policy

The following procedures have been established to aid Supervised Persons in avoiding insider trading. Failure to follow these procedures may result in dismissal, regulatory sanctions, and criminal penalties.

Identify Insider Information. Before trading or making investment advice for any account on the basis of information about a company that is not generally available to the public, a Supervised Person should ask himself the following questions:

•Is the information material? Is this information that an investor would consider important in making an investment decision? Is this information that would substantially affect the market price of the securities if generally disclosed?

•Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace, such as by being published in publications of general circulation?

Report to CCO. If, after consideration of the above, the Supervised Person has further questions as to whether the information is material and nonpublic:

•The Supervised Person should report the matter immediately to the CCO, who will advise the Supervised Person as to the proper course of action after review of the matter;

•Pending receipt of the advice of the CCO, the Supervised Person may not purchase, sell, or recommend the securities on behalf of himself or others, including our clients; and

•The Supervised Person should not communicate the information inside or outside the firm other than to the CCO, unless and until the CCO permits it, and care should be taken to keep the information secure.

Rumors

Creating or passing false rumors with the intent to manipulate securities prices or markets may violate the antifraud provisions of the federal securities laws. This conduct is contrary to our code of ethics as well as our expectations regarding the appropriate behavior of Supervised Persons. Supervised Persons are prohibited from knowingly circulating false rumors or sensational information that may reasonably be expected to affect market conditions for one or more securities, sectors, or markets and from improperly influencing any person or entity. This policy is not intended to discourage or prohibit appropriate communications between Supervised Persons and other market participants and trading counterparties. Supervised should consult the CCO with questions about the appropriateness of any communications.

Sanctions

Upon discovering a violation of the code of ethics or the insider-trading policy, the CCO, in consultation with senior management, may impose sanctions as she deems appropriate, including reversal of a transaction, sale of a position at a loss, disgorgement of profits, a letter of censure, and suspension or termination of employment.

Training; Administration

The CCO meets with each newly hired Supervised Person to review the provisions of the code of ethics and the insider-trading policy. To the extent possible, the CCO ensures that each Access Person provides the personal securities reports in a timely manner. She reviews these reports to assess compliance with the code of ethics and the insider-trading policy with respect to personal securities transactions and holdings.

The CCO is responsible for maintaining all records regarding the code of ethics that are required to be maintained by rules 204-2(a)(12) and 204-2(a)(13) under the Advisers Act and rule 17j-1(f)(1) under the Investment Company Act. These records include (1) a list of our Access Persons, (2) reports, information, and requests submitted by or with respect to Access Persons and their Affiliated Persons, and (3) documentation of actions taken or responses given by the CCO under the code of ethics.

The CCO reviews, no less frequently than annually, the adequacy of the code of ethics and the insider-trading policy and the policies and procedures described in this compliance manual, as well as the effectiveness of the implementation thereof, and maintains records evidencing the conduct of the review. During the course of her review, the CCO considers any compliance matters that arose during the previous year, any changes in our business activities, and any changes in the Advisers Act or the Investment Company Act or related rules that suggest a need to revise the code of ethics or the insider-trading policy. In the event of any material change to the provisions of the code of ethics that relate to personal securities transactions, the CCO will inform the chief compliance officer of Forum

Funds and ensure that the change is approved by the board of trustees of Forum Funds no later than six months after the change is adopted.

Internal Accounting Controls

We have and maintain systems of internal accounting controls that permit the preparation of our financial statements in accordance with applicable laws, rules, and accounting principles. No Supervised Person may directly or indirectly knowingly falsify or cause to be falsified any book, record, or account of the firm. This includes expense reimbursement requests, approval of invoices submitted by suppliers or vendors, records of transactions with clients, and records of disposition of firm assets.

Duty to Supervise

Background

Pursuant to section 203(e) of the Advisers Act, if an investment advisor fails reasonably to supervise a person subject to its supervision and that person violates the federal securities laws, then the SEC may censure, limit the activities of, or revoke the registration of the investment advisor. However, section 203(e)(6) states that an investment advisor will not be deemed to have failed reasonably to supervise a person if the advisor:

•Has established procedures, and a system for applying such procedures, that would reasonably be expected to prevent and detect, insofar as practicable, any such violation by the person; and

•Has reasonably discharged the duties and obligations incumbent upon the advisor by reason of the procedures and the system without reasonable cause to believe that the procedures and system were being violated.

Risks

In developing these policies and procedures, we considered numerous risks associated with our duty to supervise. This analysis includes risks such as:

•Supervised Persons may engage in activities that violate the federal securities laws;

•Supervised Persons may engage in activities that violate our internal policies and procedures;

•Supervised Persons may engage in activities that may adversely affect our reputation;

•The activities of Supervised Persons may not be adequately monitored;

•As a result of our ownership or operational structure, we may not establish an adequate separation of functions;

•We may not periodically evaluate the adequacy of our internal controls, policies, and procedures; and

•Violations of our internal controls or the federal securities laws are not documented, reported to senior management, or properly resolved.

We have established the following guidelines to mitigate these risks.

Supervisory Authority

Our management recognizes its duty to supervise the actions of Supervised Persons. Compliance with the policies and procedures in this compliance manual assists management in fulfilling its supervisory obligations. As appropriate, this compliance manual identifies the individuals who have supervisory authority over various activities. Supervised Persons who are unfamiliar with any activities, or who require assistance to carry out their duties, are expected to consult with an appropriate supervisor.

Supervised Persons should comply with the letter and the spirit of this compliance manual, including the code of ethics. Supervised Persons are expected to use good judgment and to report any suspected violations of our policies or the federal securities laws to the CCO. Management will include the CCO in the resolution of any issues that may involve a violation of the federal securities laws or a weakness in our compliance program.

Escalating Perceived Risks

Supervised Persons are generally expected to discuss any perceived risks or concerns about our business practices with their direct supervisors. Supervisors should act prudently and exercise good judgment when determining an appropriate response to any reported risks or concerns. The CCO should be informed of any potentially serious risks, material weaknesses in internal controls, or inappropriate business practices.

Monitoring Investment and Trading Risk

Mr. Raich is responsible for monitoring the risks associated with our investing and trading strategies. The section of this compliance manual entitled “Services on Behalf of Client Accounts—Trading and Brokerage Policies” provides additional information on this topic. Specific investment restrictions apply to certain client accounts and the portfolio of the Fund.

Personal and Professional Conduct

Supervised Persons are expected to avoid any actual or perceived conflicts of interest with our clients, as well as the appearance of a conflict, and to conduct themselves with the utmost integrity.

Risks

In developing these policies and procedures, we considered the risk that Supervised Persons would be improperly influenced by excessive gifts or entertainment. We also considered the risk that Supervised Persons would try to use gifts or entertainment to exert improper influence over another individual or entity. We have established the following guidelines to mitigate these risks.

General

No Supervised Person may directly or indirectly:

•Solicit or demand, or accept or agree to accept, anything of value from any person or company in connection with either the performance of his duties at the firm or any business, transaction, or relationship involving the firm, except as set forth below under “Gifts, Amenities, and Entertainment”;

•Act on behalf of the firm in any material transaction in which the Supervised Person has any significant direct or indirect financial interest other than through the firm, unless otherwise approved in advance in writing by the CCO;

•Use confidential information about the firm or its business, Supervised Persons, clients, suppliers, or vendors for personal benefit, or disclose material confidential information about the firm or its business, Supervised Persons, clients, suppliers, or vendors to others outside of his job duties;

•Borrow money from any present or prospective client, supplier, or vendor unless the client, supplier, or vendor is a financial institution that makes loans in the ordinary course of its business;

•Make any political contribution of money or other property on behalf of the firm that would violate federal or state laws; or

•Provide our clients with legal or tax advice.

A Supervised Person who is charged with or convicted of a crime should immediately report the event to the CCO.

Gifts, Amenities, and Entertainment

A Supervised Person may accept or provide normal and reasonable business amenities that facilitate the discussion of business, foster good business relations, or serve some other demonstrable business purpose. Supervised Persons may accept or provide reasonable entertainment from or to current or prospective clients, suppliers, or vendors. For these purposes, reasonable entertainment means entertainment whose purpose is to hold bona fide business discussions and for which the expense would be paid by the firm as a reasonable business expense.

Gifts of cash may never be accepted or offered, and a Supervised Person should immediately report an attempted gift of cash to the CCO. In addition, no gifts or entertainment may be provided to a labor union, a union official, or a fiduciary of a plan governed by the Employee Retirement Income Security Act of 1974 (“ERISA”). We permit Supervised Persons to accept or offer non-cash gifts reasonably valued at less than $200 from or to current or prospective clients, suppliers, or vendors with whom the Supervised Person maintains an actual or potential business relationship. If a Supervised Person receives a gift reasonably valued at $200 or more, he should report it promptly to the CCO. Discounts and price reductions not generally available to others are considered gifts; discounts or programs that are available to all Supervised Persons under a general offer that has been approved by the CCO are not. If a Supervised Person is uncertain about any non-cash gift that he wants to offer or has been offered, he should discuss the gift in advance with the CCO.

Outside Positions

In general, a Supervised Person may not:

•Accept employment with a company or engage in a business (including consulting and similar arrangements) that is competitive with the firm, that does business with or is seeking to do business with the firm, or that otherwise may conflict with the performance of his duties or our interests, unless approved in advance in writing by the CCO;

•Serve as a director, manager, officer, or partner of any business organized for profit, except with the prior written approval of the CCO; or

•Accept fiduciary or other appointments that may conflict with the performance of his duties for the firm or otherwise interfere with his employment or other relationship with the firm.

Several Supervised Persons are managers, officers, or employees of Abacus & Associates Inc., and their services are provided pursuant to a contractual arrangement between the firm and an affiliate of Abacus & Associates Inc. In addition, the CCO provides compliance and legal services of the nature provided to the firm for other money managers. These relationships are specifically excluded from the general prohibition described above.

Supervised Persons are encouraged to participate in organizations that are involved in charitable, educational, or community activities. While generally not in conflict with the firm, any appointments that involve making or approving investment decisions for the organization, such as membership on an investment committee, should be reported promptly to the CCO.